As filed with the Securities and Exchange Commission on December 20, 2010
Registration No. 333-144057

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 2
TO FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Hess Bakken Investments I Corporation
(Exact name of registrant as specified in its charter)

Nevada	88-0451554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Hess Corporation
1185 Avenue of the Americas,
New York, NY.	10036
(Address of Principal Executive Offices)	(Zip Code)
American Oil & Gas Inc. Amended and Restated 2006 Stock Incentive Plan
(Full title of the plan)

Timothy B. Goodell, Esq.
Senior Vice President and General Counsel
Hess Corporation
1185 Avenue of the Americas
New York, NY 10036
(Name and address of agent for service)

(212) 997-8500
(Telephone number, including area code, of agent for service)

Copy to:
Kevin Keogh, Esq.
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Tel: (212) 819-8200
Fax: (212) 354-8113
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES
     This post-effective amendment (this “Amendment”), filed by Hess Bakken Investments I Corporation (formerly known as American Oil and Gas Inc.) (the “Company”), deregisters the shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), that had been registered for issuance pursuant to the American Oil & Gas Inc. Amended and Restated 2006 Stock Incentive Plan on the Company’s Registration Statement on Form S-8, (No. 333-144057) (the “Registration Statement”) that remain unsold as of the date of this Amendment.
     On December 17, 2010, pursuant to the Agreement and Plan of Merger, dated as of July 27, 2010 by and among the Company, Hess Corporation (“Hess”) and Hess Investment Corp., a wholly-owned subsidiary of Hess (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving entity and becoming a wholly-owned subsidiary of Hess.
     As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 20, 2010.

HESS BAKKEN INVESTMENTS I CORPORATION
By:	/s/ George C. Barry
	Name:	George C. Barry
	Title:	Authorized Officer